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                              Schuff Steel Company

          Exhibit 11 - Statement Re: Computation of Earnings Per Share



                                                          Three Months Ended   Nine Months Ended
                                                              September 30       September 30
                                                           1997      1996       1997       1996
                                                         ---------------------------------------
                                                         (in thousands, except per share data)

Primary:
Average shares outstanding                                6,870      5,000      5,630      5,000
Net effect of dilutive stock options -- based on the
   treasury stock method using average market price         146          -        103          -
Net effect of options issued within twelve months of
   the initial public offering                                -        130         15        130
Net effect of shares expected to be issued
   attributable to stockholder distributions from
   offering proceeds                                         61        941        644        941
                                                         ---------------------------------------
Totals                                                    7,077      6,071      6,392      6,071
                                                         =======================================
Pro forma net income                                     $2,162     $2,467     $4,949     $4,340
                                                         =======================================
Pro forma per share amount                               $ 0.31     $ 0.41     $ 0.77     $ 0.71
                                                         =======================================

Fully diluted:
Average shares outstanding                                6,870      5,000      5,630      5,000
Net effect of dilutive stock options -- based on the
   treasury stock method using period end market
   price                                                    171          -        132          -
Net effect of options issued within twelve months of
   the initial public offering                                -        130         20        130
Net effect of shares expected to be issued
   attributable to stockholder distributions from
   offering proceeds                                         61        941        644        941
                                                         ---------------------------------------
Totals                                                    7,102      6,071      6,426      6,071
                                                         =======================================
Pro forma net income                                     $2,162     $2,467     $4,949     $4,340
                                                         =======================================
Pro forma per share amount                               $ 0.30     $ 0.41     $ 0.77     $ 0.71
                                                         =======================================
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